Exhibit 99.1

Contact:	FOR IMMEDIATE RELEASE
Aircastle Limited
Michael Inglese — Chief Financial Officer
Tel: +1-203-504-1063
minglese@aircastle.com
The IGB Group
Leon Berman
Tel: +1-212-477-8438
lberman@igbir.com

Aircastle Delivers the First of Six New Airbus A330-200 Aircraft to South African Airways
Stamford, CT. — February 7, 2011 — Aircastle Limited (the “Company” or “Aircastle”) (NYSE: AYR) announced today that it delivered to South African Airways (“SAA”) the first of six new Airbus Model A330-200 aircraft scheduled for delivery this year. The aircraft will be equipped with latest-generation Rolls-Royce Trent 772B engines.
Debt financing for this purchase was arranged and provided by Sumitomo Mitsui Banking Corporation and supported by a guarantee from Compagnie Francaise d’Assurance pour le Commerce Exterieur (COFACE), the French export credit agency. This debt bears interest at a rate of 3.78% per annum and will be repaid over twelve years.
Ron Wainshal, Chief Executive Officer of Aircastle, said: “We are building a significant relationship with South African Airways and are proud to support its fleet modernization program with these six new A330-200s. These aircraft will provide the airline with significant improvements in fuel efficiency and operating costs and its passengers with a comfortable, state-of-the-art cabin.”
Wainshal added: “With this delivery, we’re beginning to benefit from approximately $700 million of attractive built-in asset growth from our Airbus program over the next 15 months. This expansion of our asset base — combined with approximately $500 million of new investments we completed during 2010 — positions us to grow our earnings in 2011 and beyond. With our strong balance sheet and proven access to diverse sources of capital, we are poised to pursue new transaction opportunities and capitalize on the steadily improving demand for passenger and cargo aircraft.”
About Aircastle Limited
Aircastle Limited is a global company that acquires, leases and sells high-utility commercial jet aircraft to airlines throughout the world. As of September 30, 2010 Aircastle’s aircraft portfolio consisted of 132 aircraft and had 63 lessees located in 36 countries.

Safe Harbor
Certain items in this press release and other information we provide from time to time, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not necessarily limited to, statements relating to our ability to acquire, sell, lease or finance aircraft, raise capital, pay dividends, and increase revenues, earnings, EBITDA, Adjusted Net Income and Adjusted Net Income plus Depreciation and Amortization and the global aviation industry and aircraft leasing sector. Words such as “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “may,” “will,” “would,” “could,” “should,” “seeks,” “estimates” and variations on these words and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements; Aircastle Limited can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. Factors that could have a material adverse effect on our operations and future prospects or that could cause actual results to differ materially from Aircastle Limited’s expectations include, but are not limited to, prolonged capital markets disruption and volatility, which may adversely affect our continued ability to obtain additional capital to finance our working capital needs, our pre-delivery payment obligations and other aircraft acquisition commitments, our ability to extend or replace our existing financings, and the demand for and value of aircraft; our exposure to increased bank and counterparty risk caused by credit and capital markets disruptions; volatility in the value of our aircraft or in appraisals thereof, which may, among other things, result in increased principal payments under our term financings and reduce our cash flow available for investment or dividends; general economic conditions and business conditions affecting demand for aircraft and lease rates; our continued ability to obtain favorable tax treatment in Bermuda, Ireland and other jurisdictions; our ability to pay dividends; high or volatile fuel prices, lack of access to capital, reduced load factors and/or reduced yields, operational disruptions caused by volcanic activity and other factors affecting the creditworthiness of our airline customers and their ability to continue to perform their obligations under our leases; termination payments on our interest rate hedges; and other risks detailed from time to time in Aircastle Limited’s filings with the SEC, including “Risk Factors” as previously disclosed in Aircastle’s 2009 Annual Report on Form 10-K, and in our other filings with the SEC, press releases and other communications. In addition, new risks and uncertainties emerge from time to time, and it is not possible for Aircastle to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. Aircastle Limited expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.
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